EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS FIRST QUARTER 2022 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.075

Selected Highlights

•	First quarter net income of $88.9 million and Operating EBITDA* of $154.5 million
•	Record quarterly pulp, lumber and energy revenues

NEW YORK, NY, April 28, 2022 ‑ Mercer International Inc. (Nasdaq: MERC) today reported first quarter 2022 Operating EBITDA increased to a $154.5 million from $82.0 million in the first quarter of 2021 and decreased from $164.9 million in the fourth quarter of 2021.

In the first quarter of 2022, net income was $88.9 million (or $1.35 per basic share and $1.34 per diluted share) compared to $5.9 million (or $0.09 per share) in the first quarter of 2021 and net income of $74.5 million (or $1.13 per basic share and $1.12 per diluted share) in the fourth quarter of 2021.

Mr. David Gandossi, the Chief Executive Officer, stated: “Our robust first quarter operating results were driven by strong sales volumes, increased pulp, lumber and energy pricing and our German mills’ sales of surplus energy into the spot market. These positive effects were only partially offset by higher costs for key inputs including fiber, energy and chemicals. Despite the impact of such cost inflation, we believe that our cost control measures will help mitigate the effect of increases going forward and we see our surplus energy sales as a strong hedge for higher energy prices.

Overall, our first quarter pulp results compared to the fourth quarter of 2021, benefitted from higher pulp pricing and the Rosenthal turbine running for most of the quarter allowing for surplus energy sales and minimal energy purchases, which were partially offset by higher fiber and natural gas costs. Also, our fourth quarter 2021 results included $31.9 million of business interruption insurance proceeds.

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*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

In the first quarter of 2022, our Friesau sawmill’s production continued its strong performance and its results were materially improved over the trailing fourth quarter primarily due to improved lumber pricing in the U.S. In the first quarter of 2022, our solid wood segment generated operating income of $40.5 million.

Pulp prices improved in all markets during the first quarter as low customer inventory levels and limited supply, including as a result of global logistical slowdowns, led to higher pricing. As of March 31, 2022, third party industry quoted NBSK list prices were approximately $1,345 per ADMT in Europe and net prices were approximately $985 per ADMT in China.

Global logistics challenges continue to impact our business primarily with regards to North American rail traffic which led to us having to slow production at our Canadian pulp mills. We primarily managed these logistical challenges by using additional trucking which is higher cost compared to rail. We are seeing the railways beginning to make headway with the unwinding of their system backlogs and we are currently optimistic that such logistics issues will be much improved over the coming summer months.

As we move into the second quarter, we currently expect some continued upward pricing pressure on pulp prices as a result of current supply-demand dynamics. While lumber prices in the United States have declined in the last few weeks, we generally expect them to remain at historically strong levels into the summer. Further, we currently expect strong energy demand and prices in Germany to continue in the second quarter of 2022.

Currently our 2022 capital expenditures are on track to total approximately $175 to $200 million. The majority of these investments are designed to deliver high returns, help us achieve our ESG objectives and enhance shareholder value.

What I am most excited about is our recently acquired cross-laminated timber facility (the "CLT Facility") located near Spokane, Washington. It is a state-of-the-art facility that produces cross-laminated timber ("CLT") which is a wood panel product made from adhering layers of solid sawn timber. CLT is a more sustainable alternative for use in construction and home building. In the first quarter we built out our senior sales and marketing team which interfaces directly with developers, architects and builders to support and work with them to incorporate our CLT products. We have also started ramping up the business and have identified new offerings to build out and expand the CLT Facility's product line.  Over time, as we continue to ramp up and expand its business and with some small targeted capital expenditures to expand its product offerings, I believe the CLT Facility will be a key foundation of our solid wood business.

While many countries globally have eased pandemic restrictions and the global roll-out of vaccines continues, health and infection risks from COVID-19, including from variants, continue. Consequently, we will maintain our measures and procedures put in place to protect our people and allow us to operate our business safely and efficiently.

Finally, as you are likely aware, I have announced my retirement as CEO and President of Mercer effective May 1, 2022. The Board has appointed Juan Carlos Bueno, a globally recognized leader in the biomaterials space, to take the Company through the next stage of its development. Our new leadership, combined with an excellent management team and outstanding employees, will continue to advance our growth strategy into the future. Although I will no longer be leading Mercer I will support Juan Carlos’ transition and will enjoy watching Mercer’s progress”.

Consolidated Financial Results

	Q1	Q4	Q1
	2022	2021	2021
	(in thousands, except per share amounts)
Revenues	$592,741	$518,957	$412,720
Operating income	$122,351	$129,963	$51,029
Operating EBITDA	$154,467	$164,925	$81,996
Loss on early extinguishment of debt	$—	$—	$(30,368)	(1)
Net income	$88,897	$74,522	$5,933
Net income per common share
Basic	$1.35	$1.13	$0.09
Diluted	$1.34	$1.12	$0.09

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(1)	Redemption of 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

Consolidated – Three Months Ended March 31, 2022 Compared to Three Months Ended March 31, 2021

Total revenues in the first quarter of 2022 increased by approximately 44% to a record $592.7 million from $412.7 million in the same quarter of 2021 primarily due to higher sales realizations, pulp sales volumes and energy sales.

In the first quarter of 2022, our energy and chemical revenues increased by 76% to $46.2 million from $26.3 million in the same quarter of 2021 primarily as a result of higher energy prices in Germany, which were more than double those in the same quarter of 2021.

Costs and expenses in the first quarter of 2022 increased by approximately 30% to $470.4 million from $361.7 million in the first quarter of 2021 primarily due to higher per unit fiber costs, pulp sales volumes and energy, freight and chemical costs partially offset by lower maintenance costs.

In the first quarter of 2022, Operating EBITDA increased by approximately 88% to $154.5 million from $82.0 million in the same quarter of 2021 primarily due to higher sales realizations and pulp sales volumes and lower maintenance costs partially offset by higher per unit fiber and other production costs.

Segment Results

Pulp

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Pulp revenues	$446,911	$317,582
Energy and chemical revenues	$39,020	$22,174
Operating income	$86,236	$25,296

In the first quarter of 2022, pulp segment operating income increased to $86.2 million from $25.3 million in the same quarter of 2021 as higher sales realizations and lower maintenance costs were partially offset by higher per unit fiber costs and other production costs.

Pulp revenues in the first quarter of 2022 increased by approximately 41% to a record $446.9 million from $317.6 million in the same quarter of 2021 due to higher sales realizations and sales volumes.

Energy and chemical revenues increased by approximately 76% to a record $39.0 million in the first quarter of 2022 from $22.2 million in the same quarter of 2021 primarily due to higher sales realizations.

In the first quarter of 2022, third party industry quoted average list prices for NBSK pulp increased from the same quarter of 2021 primarily as a result of low customer inventory levels and global logistics issues restricting supply. Average NBSK pulp sales realizations increased by approximately 22% to $812 per ADMT in the first quarter of 2022 from approximately $668 per ADMT in the same quarter of 2021.

Costs and expenses in the first quarter of 2022 increased by approximately 27% to $399.7 million from $314.6 million in the first quarter of 2021 primarily due to higher pulp sales volumes, per unit fiber costs and energy, chemical and freight costs partially offset by lower maintenance costs. In the first quarter of 2022, we had no annual maintenance downtime compared to maintenance downtime of 27 days (approximately 37,800 ADMTs) in the same quarter of 2021.

In the first quarter of 2022 per unit fiber costs increased by approximately 25% from the same quarter of 2021 due to higher per unit fiber costs for all of our mills. Per unit fiber costs for our German mills increased due to strong demand and reduced availability of lower cost beetle damaged wood. For our Canadian mills, per unit fiber costs increased due to strong demand in the mills fiber baskets. We currently expect per unit fiber costs will increase in the second quarter of 2022 due to continued strong demand.

Wood Products

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Lumber revenues	$92,366	$67,311
Energy revenues	$5,177	$2,114
Wood residual revenues	$3,490	$1,562
Operating income	$40,479	$27,977

In the first quarter of 2022, our wood products segment had operating income of $40.5 million compared to $28.0 million in the same quarter of 2021 primarily due to higher sales realizations partially offset by higher per unit fiber costs.

Average lumber sales realizations increased by approximately 35% to $840 per Mfbm in the first quarter of 2022 from approximately $622 per Mfbm in the same quarter of 2021 primarily due to higher pricing in both the European and U.S. markets. U.S. lumber pricing increased due to strong demand from the housing and renovation markets. European lumber pricing increased due to steady demand with limited supply.

In the comparative quarter of 2021, per unit fiber costs were lower as a result of a large supply of beetle damaged wood. As producers have worked through such wood, more green wood is being harvested. In the first quarter of 2022 per unit fiber costs increased by approximately 56% from the same quarter of 2021 as a result of using more green wood and continued strong demand for sawlogs. We currently expect modestly higher per unit fiber costs in the second quarter of 2022.

Liquidity

As of March 31, 2022, we had cash and cash equivalents of approximately $410.7 million and approximately $281.0 million available under our revolving credit facilities providing us with aggregate liquidity of about $691.7 million.

Quarterly Dividend

A quarterly dividend of $0.075 per share will be paid on July 7, 2022 to all shareholders of record on June 29, 2022. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for April 29, 2022 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/t6i78rsg or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.3 million tonnes of pulp, 550 million board feet of lumber and 140 thousand cubic meters of CLT. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q1	Q4	Q1
	2022	2021	2021
	(in thousands, except per share amounts)
Pulp segment revenues	$485,931	$436,345	$339,756
Wood products segment revenues	101,033	78,932	70,987
Corporate and other revenues	5,777	3,680	1,977
Total revenues	$592,741	$518,957	$412,720

Pulp segment operating income	$86,236	$113,172	$25,296
Wood products segment operating income	40,479	19,876	27,977
Corporate and other operating loss	(4,364)	(3,085)	(2,244)
Total operating income	$122,351	$129,963	$51,029

Pulp segment depreciation and amortization	$27,684	$30,298	$27,046
Wood products segment depreciation and amortization	3,637	3,712	3,723
Corporate and other depreciation and amortization	795	952	198
Total depreciation and amortization	$32,116	$34,962	$30,967

Operating EBITDA	$154,467	$164,925	$81,996
Loss on early extinguishment of debt	$—	$—	$(30,368)	(1)
Income tax provision	$(24,236)	$(43,706)	$(2,698)
Net income	$88,897	$74,522	$5,933
Net income per common share
Basic	$1.35	$1.13	$0.09
Diluted	$1.34	$1.12	$0.09
Common shares outstanding at period end	66,132	66,037	65,988

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(1)	Redemption of 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

(1)

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*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

Summary Operating Highlights

	Q1	Q4	Q1
	2022	2021	2021
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	435.5	476.2	396.9
NBHK	56.8	48.8	81.6
Annual maintenance downtime ('000 ADMTs)	—	—	37.8
Annual maintenance downtime (days)	—	—	27
Pulp sales ('000 ADMTs)
NBSK	505.1	465.6	418.6
NBHK	49.9	50.7	69.0
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,330	1,302	1,037
China	899	723	883
North America	1,527	1,472	1,302
Average NBHK pulp prices ($/ADMT)(1)
China	668	562	692
North America	1,312	1,262	1,020
Average pulp sales realizations ($/ADMT)(2)
NBSK	812	784	668
NBHK	695	649	520
Energy production ('000 MWh)(3)	531.5	480.9	519.1
Energy sales ('000 MWh)(3)	194.7	184.2	201.1
Average energy sales realizations ($/MWh)(3)	186	184	97

Wood Products Segment
Lumber production (MMfbm)	115.6	111.3	117.8
Lumber sales (MMfbm)	109.9	104.4	108.2
Average lumber sales realizations ($/Mfbm)	840	689	622
Energy production and sales ('000 MWh)	24.5	23.2	16.4
Average energy sales realizations ($/MWh)	211	213	129

Average Spot Currency Exchange Rates
$ / €(4)	1.1216	1.1437	1.2045
$ / C$(4)	0.7897	0.7936	0.7902

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(1)	Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues	$592,741	$412,720
Costs and expenses
Cost of sales, excluding depreciation and amortization	416,095	310,197
Cost of sales depreciation and amortization	32,097	30,946
Selling, general and administrative expenses	22,198	20,548
Operating income	122,351	51,029
Other income (expenses)
Interest expense	(17,464)	(19,019)
Loss on early extinguishment of debt	—	(30,368)
Other income	8,246	6,989
Total other expenses, net	(9,218)	(42,398)
Income before income taxes	113,133	8,631
Income tax provision	(24,236)	(2,698)
Net income	$88,897	$5,933
Net income per common share
Basic	$1.35	$0.09
Diluted	$1.34	$0.09
Dividends declared per common share	$0.0750	$0.0650

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$410,705	$345,610
Accounts receivable, net	387,779	345,345
Inventories	353,407	356,731
Prepaid expenses and other	17,494	16,619
Total current assets	1,169,385	1,064,305
Property, plant and equipment, net	1,130,337	1,135,631
Investment in joint ventures	49,574	49,651
Amortizable intangible assets, net	47,237	47,902
Operating lease right-of-use assets	9,172	9,712
Pension asset	4,009	4,136
Other long-term assets	45,887	38,718
Deferred income tax	1,343	1,177
Total assets	$2,456,944	$2,351,232
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$280,366	$282,307
Pension and other post-retirement benefit obligations	818	817
Total current liabilities	281,184	283,124
Long-term debt	1,264,525	1,237,545
Pension and other post-retirement benefit obligations	20,884	21,252
Operating lease liabilities	6,110	6,574
Other long-term liabilities	13,270	13,590
Deferred income tax	102,637	95,123
Total liabilities	1,688,610	1,657,208
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,132,000 issued and outstanding (2021 – 66,037,000)	66,083	65,988
Additional paid-in capital	348,756	347,902
Retained earnings	454,864	370,927
Accumulated other comprehensive loss	(101,369)	(90,793)
Total shareholders’ equity	768,334	694,024
Total liabilities and shareholders’ equity	$2,456,944	$2,351,232

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from (used in) operating activities
Net income	$88,897	$5,933
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	32,116	30,967
Deferred income tax provision	8,383	1,204
Loss on early extinguishment of debt	—	30,368
Defined benefit pension plans and other post-retirement benefit plan expense	438	919
Stock compensation expense	949	610
Foreign exchange transaction gains	(3,828)	(8,606)
Other	(801)	(616)
Defined benefit pension plans and other post-retirement benefit plan contributions	(1,194)	(923)
Changes in working capital
Accounts receivable	(52,127)	(12,423)
Inventories	(1,725)	(20,799)
Accounts payable and accrued expenses	(567)	4,436
Other	(1,731)	(782)
Net cash from (used in) operating activities	68,810	30,288
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(33,293)	(25,262)
Insurance proceeds	6,410	—
Purchase of amortizable intangible assets	(60)	(641)
Other	153	(394)
Net cash from (used in) investing activities	(26,790)	(26,297)
Cash flows from (used in) financing activities
Redemption of senior notes	—	(824,557)
Proceeds from issuance of senior notes	—	875,000
Proceeds from (repayment of) revolving credit facilities, net	30,504	(15,070)
Payment of debt issuance costs	(1,184)	(14,414)
Proceeds from government grants	1,067	8,532
Payment of finance lease obligations	(4,935)	(1,703)
Other	(843)	3,624
Net cash from (used in) financing activities	24,609	31,412
Effect of exchange rate changes on cash and cash equivalents	(1,534)	(1,418)
Net increase in cash and cash equivalents	65,095	33,985
Cash and cash equivalents, beginning of period	345,610	361,098
Cash and cash equivalents, end of period	$410,705	$395,083

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or operating income as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income to Operating EBITDA:

	Q1	Q4	Q1
	2022	2021	2021
Net income	$88,897	$74,522	$5,933
Income tax provision	24,236	43,706	2,698
Interest expense	17,464	17,016	19,019
Loss on early extinguishment of debt	—	—	30,368
Other income	(8,246)	(5,281)	(6,989)
Operating income	122,351	129,963	51,029
Add: Depreciation and amortization	32,116	34,962	30,967
Operating EBITDA	$154,467	$164,925	$81,996

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